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Chartered Accountants  Vancouver BC V7Y 1K3 Canada      Telefax   (604) 691-3031
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CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Silverado Mines Ltd.

We consent to incorporation by reference in the registration statement on Form S-4 of Silverado Mines Ltd. of our report, dated January 17, 1997, relating to the consolidated balance sheets of Silverado mines Ltd. as at November 30, 1996 and 1995, and the related consolidated statements of operations and accumulated deficit, of cash flows and changes in share capital and capital surplus for each of the years in the three year period ended November 30, 1996, which report appears in the November 30, 1996 annual report on Form 10-K of Silverado Mines Ltd. and to the reference of our firm under the heading "experts" in the prospectus.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments by Auditors For U.S. Readers On Canada - U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to continue as a going concern, as discussed in Note 1(a) to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be disclosed in the auditor's report in an explanatory paragraph following the opinion paragraph.




Chartered Accountants
Vancouver, Canada
April 14, 1997